Tel: 604 688 5421	BDO Canada LLP
Fax: 604 688 5132	600 Cathedral Place
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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Form S-8 constituting a part of this Registration Statement of our report dated March 27, 2009, relating to the consolidated financial statements of Golden Queen Mining Co. Ltd., appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ BDO Canada LLP

Vancouver, Canada
February 10, 2010

BDO Canada LLP, a Canadian limited liability partnership, is a member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.